Exhibit 99.2
For Immediate Release
Builders FirstSource Reports Record Second Quarter 2006 Results;
Net Income Increases 23.6 Percent on 3.8 Percent Sales Growth
July 27, 2006 (Dallas, TX) — Builders FirstSource, Inc. (NASDAQ: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported financial results for its second quarter ended June 30, 2006.
“I’m very proud to report record-setting results for the second quarter,” said Floyd Sherman, Builders FirstSource President and Chief Executive Officer. “Our second quarter net income was the highest in the company’s history. Despite decreased housing activity and lower commodity prices, we grew our sales 3.8 percent year-over-year as a result of market share gains across our regions. Our return on net assets for the quarter improved to 39.9 percent from 36.5 percent for the second quarter last year.”
Second Quarter 2006 Financial Results
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Sales for the second quarter grew 3.8 percent to $642.4 million, versus $618.6 million for the same period in 2005.

•	Second quarter 2006 net income was $28.4 million compared to $20.2 million in the same quarter last year. Adjusting the prior year for items related to the company’s initial public offering (IPO), net income for the second quarter 2005 was $23.0 million, representing a 23.6 percent increase year-over-year. Second quarter 2006 net income included $1.1 million of stock-based compensation expense as the company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, on January 1, 2006.

•	Net income per diluted share for the quarter was $0.79 in 2006 compared to adjusted net income per diluted share of $0.66 in 2005. Net income per diluted share on a GAAP basis was $0.72 for the second quarter of 2005.

Builders FirstSource Reports Record Second Quarter 2006 Results,
continued
•	Diluted weighted average shares outstanding for the second quarter of 2006 were 36.1 million compared to 28.1 million for the same quarter last year. The higher share count was primarily due to the company’s IPO, which was completed in June 2005. Adjusting the prior year for incremental shares related to the IPO, diluted weighted average shares outstanding for the second quarter 2005 were 34.9 million.

•	Gross margin percentage for the quarter was 26.5 percent, compared to 25.1 percent in the same quarter of 2005. The prefabricated components and windows & doors product categories were the primary contributors to gross margin expansion.

•	EBITDA for the quarter was $57.8 million, an increase of 14.0 percent compared to EBITDA of $50.7 million in the second quarter of 2005. EBITDA as a percentage of sales increased from 8.2 percent to 9.0 percent.

•	As of June 30, 2006, the company’s cash on hand was $25.7 million, and funded debt was $315.0 million.

•	On April 28, 2006, the company acquired Freeport Truss Company and Freeport Lumber Company (collectively “Freeport”) for cash consideration of approximately $27 million. Freeport’s results of operations are included in the company’s consolidated financial statements from the acquisition date. The company still expects Freeport’s operations to be accretive to its earnings per share for fiscal year 2006.
Commenting on the second quarter results, Charles Horn, Builders FirstSource Senior Vice President and Chief Financial Officer, said, “We achieved strong market share gains during the quarter, which contributed an estimated 11.5 percentage points to our sales growth. To a lesser extent, new facilities also had a positive effect on our sales growth. Even though an unfavorable housing market had an overall negative impact on sales, some of our larger markets in Texas, Georgia, and the Carolinas continued to show strength during the quarter. Compared to the second quarter last year, nationwide commodity lumber and lumber sheet good prices declined approximately 15 percent. However, we mitigated the negative impact on our sales to a 3.1 percent decline through pricing management and product mix.”
Outlook
Commenting on the company’s outlook, Mr. Sherman said, “Housing starts have slowed from the rapid pace we enjoyed last year, and commodity lumber and lumber sheet good prices have continued to decline. While we can’t control these macroeconomic factors, we have confidence in our business model and believe we can execute our strategy and deliver solid results even with a contracting housing market and declining commodity prices. We believe we can continue to grow market share, which will allow

Builders FirstSource Reports Record Second Quarter 2006 Results,
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us to grow 8 to 10 percentage points faster than our underlying markets. We also believe our geographic diversity and presence in markets that remain healthy will continue to mitigate our overall exposure to weaker housing markets. Our acquisition pipeline is robust, and we are actively seeking strategic candidates. Finally, we plan to continue enhancing our product mix with a bias toward value-added products and services in order to maintain or improve margins. We believe we have a proven strategy that is designed not only to grow our business but also to maintain our market share sales growth during moderate cyclical declines in housing demand.”
Conference Call
Builders FirstSource will host a conference call tomorrow at 9:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 800-289-0533 (U.S. and Canada) and 913-981-5525 (international). A replay of the call will be available from 3:30 p.m. CT July 28 through August 4, 2006. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 7619884. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for approximately 90 days.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 11 states, principally in the southern and eastern United States, and has 63 distribution centers and 52 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. Effective July 3, 2006, the company was assigned to NASDAQ’s recently created NASDAQ Global Select Market, a new tier of the NASDAQ Global Market with higher initial listing and corporate governance standards. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com. (BLDR-F)
Cautionary Notice
Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about the impact of expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the

Builders FirstSource Reports Record Second Quarter 2006 Results,
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Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #

Contacts:
Hala Elsherbini	Charles L. Horn
Vice President	Senior Vice President and Chief Financial Officer
Halliburton Investor Relations	Builders FirstSource, Inc.
(972) 458-8000	(214) 880-3500
Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	(in thousands, except per share amounts)

Sales	$642,353	$618,600	$1,230,980	$1,127,942
Cost of sales	472,092	463,097	910,354	851,504

Gross margin	170,261	155,503	320,626	276,438
Selling, general and administrative expenses	117,789	109,532	229,991	242,798

Income from operations	52,472	45,971	90,635	33,640
Interest expense	7,325	12,303	14,501	31,507

Income before income taxes	45,147	33,668	76,134	2,133
Income tax expense	16,765	13,507	28,434	832

Net income	$28,382	$20,161	$47,700	$1,301

Net income per share:
Basic	$0.84	$0.78	$1.43	$0.05
Diluted	$0.79	$0.72	$1.33	$0.05

Weighted average common shares outstanding:
Basic	33,787	25,891	33,448	25,522

Diluted	36,082	28,117	35,992	26,641

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three Months Ended June 30,
	2006		2005
	(dollars in thousands)

Prefabricated components	$137,328	21.4%	$131,287	21.2%
Windows & doors	131,031	20.4%	111,792	18.1%
Lumber & lumber sheet goods	214,976	33.5%	235,459	38.1%
Millwork	56,894	8.8%	51,531	8.3%
Other building products & services	102,124	15.9%	88,531	14.3%

Total sales	$642,353	100.0%	$618,600	100.0%

	Six Months Ended June 30,
	2006		2005
	(dollars in thousands)

Prefabricated components	$259,370	21.1%	$234,429	20.8%
Windows & doors	246,605	20.0%	209,180	18.5%
Lumber & lumber sheet goods	420,699	34.2%	423,847	37.6%
Millwork	108,744	8.8%	95,693	8.5%
Other building products & services	195,562	15.9%	164,793	14.6%

Total sales	$1,230,980	100.0%	$1,127,942	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	June 30,
	2006	December 31,
	(unaudited)	2005
	(in thousands, except per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$25,747	$30,736
Accounts receivable, less allowances of $6,894 and $6,135, respectively	269,851	237,695
Inventories	162,104	149,397
Other current assets	30,675	24,753

Total current assets	488,377	442,581
Property, plant and equipment, net	109,634	99,862
Goodwill	170,481	163,030
Other assets, net	31,025	18,934

Total assets	$799,517	$724,407

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$148,472	$127,998
Accrued liabilities	78,955	83,572
Current maturities of long-term debt	339	102

Total current liabilities	227,766	211,672
Long-term debt, net of current maturities	318,980	314,898
Other long-term liabilities	22,590	26,702

	569,336	553,272

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 34,283 and 32,998 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	339	330
Additional paid-in capital	120,862	111,979
Unearned stock compensation	—	(1,087)
Retained earnings	105,781	58,081
Accumulated other comprehensive income	3,199	1,832

Total stockholders’ equity	230,181	171,135

Total liabilities and stockholders’ equity	$799,517	$724,407

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
(unaudited — dollars in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Reconciliation to Adjusted Net Income and Adjusted Net Income per Share (1):
Net income	$28,382	$20,161	$47,700	$1,301
Reconciling items:
Cash payment to stock option holders (2)	—	—	—	36,364
Write-off of unamortized debt issuance costs (3)	—	2,994	—	10,293
Financing costs incurred and expensed in conjunction with the February 2005 refinancing (3)	—	—	—	2,425
Termination penalty resulting from prepayment of term loan under prior credit facilities (3)	—	—	—	1,700
Reduction in interest expense assuming IPO net proceeds were used to repay debt at the beginning of the period (3)	—	1,518	—	3,319
Tax effect of reconciling items at 38.0%	—	(1,715)	—	(20,558)

Adjusted net income	$28,382	$22,958	$47,700	$34,844

Weighted average shares outstanding:
Diluted shares	36,082	28,117	35,992	26,641
Incremental shares for IPO (4)	—	6,759	—	7,127
Incremental shares for stock options	—	—	—	1,123

Adjusted diluted shares	36,082	34,876	35,992	34,891

Adjusted net income per share — diluted	$0.79	$0.66	$1.33	$1.00

Reconciliation to EBITDA and Adjusted EBITDA (1):
Net income	$28,382	$20,161	$47,700	$1,301
Reconciling items:
Depreciation and amortization expense	5,377	4,763	10,512	9,475
Interest expense	7,325	12,303	14,501	31,507
Income tax expense	16,765	13,507	28,434	832

EBITDA	57,849	50,734	101,147	43,115
Add: cash payment to stock option holders (2)	—	—	—	36,364

Adjusted EBITDA	$57,849	$50,734	$101,147	$79,479

Adjusted EBITDA as percentage of sales	9.0%	8.2%	8.2%	7.0%

	Three months ended		Last twelve months ended
	June 30, (annualized)		June 30,
	2006	2005	2006	2005
Reconciliation to Return on Net Assets and Adjusted Return on Net Assets (1):
Net income	$113,528	$80,644	$95,027	$36,025
Reconciling items:
Interest expense	29,300	49,212	30,221	43,501
Income tax expense	67,060	54,028	56,919	21,913

Earnings before interest and taxes	209,888	183,884	182,167	101,439
Add: cash payment to stock option holders (2)	—	—	—	36,364

Adjusted earnings before interest and taxes	$209,888	$183,884	$182,167	$137,803

Average net assets	525,517	504,013	523,520	500,792
Return on net assets	39.9%	36.5%	34.8%	20.3%
Adjusted return on net assets	39.9%	36.5%	34.8%	27.5%

(1)	The company has provided detailed explanations of its non-GAAP financial measures in its Form 8-K filed July 27, 2006.

(2)	Represents cash payment made to stock option holders (including applicable payroll taxes) in lieu of adjusting exercise prices in conjunction with our refinancing transactions. This amount is included in selling, general and administrative expenses.

(3)	This amount is included in interest expense.

(4)	Represents incremental shares related to the company’s IPO assuming the 7,500 shares sold by the company were issued at the beginning of the respective periods.